Exhibit 12.1
BOFI HOLDING, INC.
Ratio of Earnings to Fixed Charges(1)

		For the Three Months Ended December 31,				For the Six Months Ended December 31,				For the Year Ended June 30,
(Dollars in thousands, unaudited)		2014		2013		2014		2013		2014		2013		2012		2011		2010
EXCLUDING INTEREST ON DEPOSITS:
Pre-tax income from continuing operations, as reported		$32,971		$22,066		$63,149		$42,138		$94,269		$68,201		$49,537		$34,172		$35,877
Fixed charges		3,091		2,990		6,131		5,910		12,192		13,123		14,123		12,901		14,848
Earnings		$36,062		$25,056		$69,280		$48,048		$106,461		$81,324		$63,660		$47,073		$50,725

Interest on debt, including amortization of debt issuance costs		2,708		2,683		5,394		5,313		10,964		11,158		11,656		12,146		13,699
Dividends on preferred stock		132		131		263		263		524		1,417		2,157		524		1,037
Portion of long-term leases representative of the interest factor		251		176		474		334		704		548		310		231		112
Fixed Charges	(B)	$3,091		$2,990		$6,131		$5,910		$12,192		$13,123		$14,123		$12,901		$14,848
Consolidated ratios of earnings to fixed charges, excluding interest on deposits(2)	(A)/(B)	11.67	x	8.38	x	11.30	x	8.13	x	8.73	x	6.20	x	4.51	x	3.65	x	3.42	x
INCLUDING INTEREST ON DEPOSITS:
Pre-tax income from continuing operations, as reported		$32,971		$22,066		$63,149		$42,138		$94,269		$68,201		$49,537		$34,172		$35,877
Fixed charges		11,353		8,707		21,637		17,232		37,009		35,991		39,012		35,177		36,102
Earnings	(C)	$44,324		$30,773		$84,786		$59,370		$131,278		$104,192		$88,549		$69,349		$71,979

Interest on deposits		8,262		5,717		15,506		11,322		24,817		22,868		24,889		22,276		21,254
Interest on borrowings, including amortization of debt issuance costs		2,708		2,683		5,394		5,313		10,964		11,158		11,656		12,146		13,699
Dividends on preferred stock		132		131		263		263		524		1,417		2,157		524		1,037
Portion of long-term leases representative of the interest factor		251		176		474		334		704		548		310		231		112
Fixed Charges	(D)	$11,353		$8,707		$21,637		$17,232		$37,009		$35,991		$39,012		$35,177		$36,102
Consolidated ratios of earnings to fixed charges, including interest on deposits(2)	(C)/(D)	3.90	x	3.53	x	3.92	x	3.45	x	3.55	x	2.89	x	2.27	x	1.97	x	1.99	x
PREFERRED DIVIDENDS:
Pre-tax income from continuing operations, as reported	(E)	$32,971		$22,066		$63,149		$42,138		$94,269		$68,201		$49,537		$34,172		$35,877
Preferred dividends		$78		$77		$155		$155		$309		$835		$1,271		$309		$611
Taxable equivalent preferred dividends assuming 41.07% tax rate	(F)	132		131		263		263		524		1,417		2,157		524		1,037
Consolidated ratios of earnings to preferred dividends(3)	(E)/(F)	249.10	x	168.88	x	240.09	x	160.21	x	179.78	x	48.13	x	22.97	x	65.17	x	34.60	x

(1)
The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preferred stock dividend requirements.

(2)	Interest expense on deposits is included in or excluded from the calculation of fixed charges used in the ratio of earnings to fixed charges as described on each line in the above table.

(3)	Equals the ratio of earnings to preferred-stock dividend charges and excludes all other fixed charges (items (a)—(c) described in footnote 1 above).